Exhibit 23

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Neogen Corporation

Lansing, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-184176) of Neogen Corporation of our reports dated August 15, 2023, relating to the consolidated financial statements, and the effectiveness of Neogen Corporation’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of May 31, 2023.

/s/ BDO USA, P.A.

Grand Rapids, Michigan

August 15, 2023